For Immediate Release
Phoenix, Arizona – October 17, 2007
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Reports Revenue and Net Income for the Third Quarter of 2007

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and year-to-date ended September 30, 2007.

For the quarter, total revenue increased 3.2%, to $180.3 million from $174.7 million for the same quarter of 2006.  Revenue, before fuel surcharge, increased 3.5%, to $151.7 million from $146.6 million for the same quarter of 2006.  Net income decreased to $14.5 million from $18.9 million for the same period of 2006.  Net income per diluted share for the quarter was $0.17, compared to $0.22 for the same period of 2006.

Year-to-date, total revenue increased 7.7%, to $527.0 million from $489.5 million for the same period of 2006.  Revenue, before fuel surcharge, increased 8.0%, to $449.5 million from $416.3 million for the same period of 2006.  Net income decreased to $49.3 million from $52.8 million for the same period of 2006.  Net income per diluted share was $0.57 compared to $0.61 for the same period of 2006.

The company previously announced a cash dividend of $.03 per share to shareholders of record on September 7, 2007, which was paid on September 28, 2007.

On October 11, 2007, the company was named to Forbes Magazine’s list of the “200 Best Small Companies in America” for the thirteenth consecutive year.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments: “The third quarter presented the most difficult operating environment in several years for the execution of our business model based on leading growth and profitability.  By opening four new asset-based service centers and eight new brokerage branches over the past four quarters, we demonstrated our commitment to growth to our customers, our employees, and our shareholders.  We lived up to this commitment by expanding our tractor fleet by 10% year-over-year, filling out a sustainable fleet at each service center, and staffing our service centers for efficient operation.  Over the long term, we believe proper execution of our decentralized growth plan is critical to providing the opportunity that is ingrained in our culture.  As we did following the freight recession of 2000-2001, we expect to emerge from the downturn with more capacity, more market share, and more opportunity.

“Although we remain committed to our long-term strategy, we recognize the effect on current results.  Our operating ratio for the third quarter was 84.5%, the highest since the first quarter of 2002.  Our dry van business posted an operating ratio, net of fuel surcharge, of 82.9% for the third quarter.

“During the quarter, the industry wide supply of truckload equipment outpaced freight demand, which pressured pricing and resulted in lower equipment utilization.  For Knight, average freight revenue per tractor declined 7.7% versus the third quarter of 2006, resulting from a combination of lower freight rates and fewer average miles per tractor. The pricing environment was less favorable than in the third quarter of 2006, when our revenue per loaded mile increased 7.6% over the previous year, whereas in the third quarter 2007 our revenue per loaded mile decreased 3.7%.  The year-over-year decrease in revenue per loaded mile for the third quarter resulted in a $0.038 decrease in earnings per share for the quarter.  Earnings for the quarter were further pressured by an increase in our insurance and claims expense which decreased earnings per share by $0.005 as compared to the percent of revenue expensed in the third quarter of 2006.  In the current environment, our ability to effectively utilize a 10% larger fleet was challenged, although fleet expansion outpaced the decline in asset productivity and we did not experience both declining asset productivity and a static or shrinking fleet.  We are remaining deliberate and strategic in our pricing approach.

“Most of our costs increased as a percentage of revenue due to lower revenue per mile to offset variable costs and lower revenue per tractor to offset fixed costs.  In addition, higher empty miles percentage, increased use of freight brokers, insufficient fuel surcharge recovery, fuel mileage degradation caused by the use of ultra-low sulfur diesel fuel and rising fuel prices towards the end of the quarter contributed to a 130 basis point increase in net fuel costs as a percentage of revenue, a $0.015 decrease in earnings per share.  Gain on sale of equipment was $1.2 million for the third quarter of 2007 compared with $2.1 million for the third quarter of 2006, a $0.006 decrease in earnings per share.

“At September 30, 2007, our balance sheet remained debt free, our cash and short term investments had grown from $1.6 million at year end to $34.9 million, and our shareholders' equity was $474.8 million.

“Looking forward, our base expectation for the near term is to grow our fleet in the range of 5% to 10% annually and to continue to grow our brokerage business.  We periodically evaluate that base goal and may adjust it up or down from time to time based on factors such as freight demand, driver availability, and acquisitions.  In the current environment, we believe meaningful fleet growth through internal expansion will be difficult, excluding the effect of any acquisitions.  In the longer term, we believe declining orders for new tractors and trailers, an eventual increase in freight demand, a chronic shortage of drivers, the exit of underperforming carriers from the market, and fleet downsizing by the larger truckload carriers may result in a more appropriate balance of supply and demand in the marketplace sometime in 2008.”

The company will hold a conference call on October 18, 4PM ET, to further discuss its results of operations for the quarter ended September 30, 2007.  The dial in number for this conference call is 1-866-259-7123.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies.  The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited, in thousands, except per share amounts)
	2007	2006	2007	2006
REVENUE:
Revenue, before fuel surcharge	$151,661	$146,555	$449,498	$416,266
Fuel surcharge	28,664	28,117	77,547	73,225
TOTAL REVENUE	180,325	174,672	527,045	489,491

OPERATING EXPENSES:
Salaries, wages and benefits	51,642	49,467	151,973	140,530
Fuel expense - gross	48,601	45,528	134,756	124,775
Operations and maintenance	10,390	9,277	29,722	26,991
Insurance and claims	7,785	6,929	21,912	18,791
Operating taxes and licenses	3,748	3,423	11,022	10,015
Communications	1,416	1,397	3,986	4,134
Depreciation and amortization	16,596	15,449	48,814	45,041
Lease expense - revenue equipment	85	106	296	323
Purchased transportation	13,948	10,871	37,985	28,609
Miscellaneous operating expenses	2,591	1,616	6,484	3,646
	156,802	144,063	446,950	402,855
Income From Operations	23,523	30,609	80,095	86,636

Interest income	436	301	959	878
Other income	-	-	668	-

Income Before Income Taxes	23,959	30,910	81,722	87,514
INCOME TAXES	9,450	12,060	32,416	34,710

NET INCOME	$14,509	$18,850	$49,306	$52,804
Net Income Per Share
- Basic	$0.17	$0.22	$0.57	$0.62
- Diluted	$0.17	$0.22	$0.57	$0.61
Weighted Average Shares Outstanding
- Basic	86,479	85,895	86,318	85,823
- Diluted	87,300	86,922	87,249	87,077

BALANCE SHEET DATA:
	9/30/2007	12/31/2006
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$29,026	$1,582
Short term investment	$5,884	$-
Accounts receivable, net	88,463	85,350
Notes receivable, net	199	341
Other current assets	6,812	16,613
Prepaid expenses	7,223	8,342
Income Tax Receivable	4,075	-
Deferred tax asset	9,651	8,759
Total Current Assets	151,333	120,987

Property and equipment, net	448,831	433,828
Notes receivable, long-term	335	348
Goodwill	10,398	10,256
Intangible assets, net	253	300
Other assets and restricted cash	4,815	4,500

Total Assets	$615,965	$570,219

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$10,402	$13,077
Accrued payroll	8,865	7,411
Accrued liabilities	8,844	15,184
Claims accrual	25,586	25,926
Total Current Liabilities	53,697	61,598

Deferred Income Taxes	87,453	82,526

Total Liabilities	141,150	144,124

Common stock	866	861
Additional paid-in capital	100,934	94,220
Retained earnings	373,015	331,014
Total Shareholders' Equity	474,815	426,095

Total Liabilities and Shareholders' Equity	$615,965	$570,219

	Three Months Ended September 30,			Nine Months Ended September 30,

	2007	2006		2007	2006
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$37,835	$40,997	-7.7%	$114,377	$120,717	-5.3%

Average Length of Haul	544	551	-1.3%	540	561	-3.7%

Empty Mile Factor	12.9%	12.5%	3.2%	12.9%	12.2%	5.7%

Operating Ratio**	84.5%	79.1%		82.2%	79.2%

Average Tractors - Total	3,813	3,463	10.1%	3,762	3,371	11.6%

Tractors - End of Quarter:
Company	3,630	3,346		3,630	3,346
Owner - Operator	233	232		233	232
	3,863	3,578		3,863	3,578

Trailers - End of Quarter	8,884	8,188		8,884	8,188

Net Capital Expenditures (in thousands)	$31,325	$30,682		$56,639	$88,098

Cash Flow From Operations (in thousands)	$27,513	$24,669		$86,193	$86,367

*	Includes dry van and refrigerated revenue without fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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